Exhibit 99.1

Company Contact:
Randy Keys, CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Announces Results for the
Quarter Ended March 31, 2016 and
Declares Dividends on Common and Preferred Stock

Houston, TX, May 4, 2016 - Evolution Petroleum Corporation (NYSE MKT: EPM) (“Evolution” or the “Company”) today reported financial and operating highlights for the quarter ended March 31, 2016 (the “current quarter”) with comparisons to the quarter ended December 31, 2015 (the “prior quarter”) and the quarter ended March 31, 2015 (the ”year-ago quarter”). This is the third quarter of our fiscal year ending June 30, 2016.
Results for the Quarter Ended March 31, 2016

•
Our net production increased 2% to 1,835 barrels of oil equivalent per day (“BOEPD”), essentially all crude oil from the Delhi field. Production does not yet include expected contributions from the new NGL plant being installed at Delhi.

•	Our per-unit lifting costs declined 3% from the prior quarter to $13.13 per barrel.

•	We reported a small net loss to common shareholders of $0.3 million, or $0.01 per share, due to exceptionally low oil prices, partially offset by the increased production.

•
Our average realized price declined 24% from the prior quarter to $29.99 per barrel equivalent, resulting in petroleum revenues of $5.0 million. Realized hedge gains added $1.8 million, or $10.75 per barrel, which are reported as other income and not included in revenues.

•
Net working capital remains positive at $7.9 million. As previously announced, we have a new secured bank facility with $10.0 million of current availability that has increased our total liquidity to $17.9 million.

•	Evolution declared its eleventh consecutive quarterly cash dividend on common shares, and we remain debt free.
Randy Keys, President and CEO, said: “As the industry suffered through the lowest quarterly oil prices since 2003, our results were correspondingly affected with a relatively small net loss per share of $0.01. We expect to see an increase in production volumes and further reductions in per-unit lifting costs once the new NGL plant is placed into service, which we anticipate around the end of this calendar year. In the meantime, we have a solid balance sheet to fulfill our capital expenditure obligations and believe we will be able to sustain our common stock dividend for the foreseeable future. Looking beyond this calendar year, our free cash flow outlook is very positive due to the expected significant increase in expected liquids production in calendar 2017, the end of large capital expenditures related to the NGL plant later in 2016 and the recent uptick in oil prices.

“This quarter continued our trend of positive improvements in both production and operating costs from the Delhi field, with production up 2% and lifting costs per barrel down a further 3%, as compared to the prior quarter. The lifting cost of $13.13 per barrel allowed us to sustain significant positive cash flow from the field, even in this exceptionally challenging oil price environment. On the operating front, we are participating in a new capital project to initiate a modified waterflood program in the southwestern tip of the Delhi field. The CO2 flood has been essentially off line in this area since mid-2013, and we are eager to see how the reservoir responds to this new initiative. Importantly, we ended the quarter debt free, and we obtained a new secured credit facility to backstop our capital program and to position us to capitalize on future growth opportunities.”
Oil and Gas Operations
Our net margin in the Delhi field was improved by increased production and lower CO2 costs, which partially offset the effect of lower oil prices in the quarter. Gross production of 6,918 BOPD was 2% higher than the average of 6,810 BOPD in the prior quarter and represents a 12% increase over the 6,203 BOPD level from the year-ago quarter. Total net production increased to 1,835 BOEPD from 1,803 BOEPD in the prior quarter, while our average equivalent oil price, excluding derivative settlements, dropped to $29.99 per barrel from $39.58 per barrel in the prior quarter and $47.66 per barrel from a year ago. Our realized hedging gains of $1.8 million added the equivalent of $10.75 per barrel to this lower oil price in the current quarter and $7.84 per barrel in the prior quarter.
Field operating expenses were $13.13 per barrel, a 3% reduction from the prior quarter, resulting primarily from lower purchased CO2 costs. In the current quarter, our net share of lease operating expenses was approximately $2.2 million, of which $0.8 million was related to CO2 purchase costs. Total CO2 purchase costs were down approximately $0.2 million from the prior quarter as a result of both lower oil prices and lower CO2 volumes. Most of our CO2 cost is indexed directly to the oil price received at the Delhi field, and is therefore variable with changes in oil prices. Our lifting costs per barrel in the Delhi field differ from the operator’s based on our (presumably higher) contractual costs of purchased CO2 versus the operator’s internal costs, partially offset by the positive impact of our substantial royalty interests in the field that bear no capital expenditures or lease operating costs.
During the quarter ended March 31, 2016, we invested approximately $5.7 million of capital expenditures in the NGL plant, bringing our total outlays to $15.1 million of an original commitment of $24.6 million. As previously announced, the completion date of the NGL plant construction was extended to the end of calendar 2016, in part to take advantage of lower materials and service costs in an effort to reduce the total cost of the plant from the original estimate. In early April 2016, the operator successfully executed a 36-hour turnaround operation that shut down and subsequently restored operations in the Delhi field to install additional processing equipment and prepare connections for the NGL plant at the central CO2 processing plant in the field. When completed, we expect the NGL plant will yield a significant increase in production volumes of oil and a higher-value mix of natural gas liquids consisting of propane, butane and a significant percentage of pentanes and other natural gasoline products. The methane and ethane extracted by the plant will be used to generate power to supply a significant part of our overall needs in the field, reducing electricity costs.
Subsequent to the end of the quarter, we authorized new and modest capital expenditures to restore production in the southwest tip of the Delhi field through a modified waterflood program. This area has been excluded from the CO2 flood since the June 2013 fluid release event. The program has a budgeted gross cost of approximately $2.5 million ($0.6 million net to Evolution) and is expected to yield an increase in gross production of 250-300 BOPD

(66-80 BOPD net to Evolution). We are encouraged that the operator shares our view that the Delhi field is a prime candidate for renewed capital development spending in an oil price recovery scenario.
Our litigation against the operator of the Delhi field relating to the June 2013 fluid release event and other contractual matters is currently scheduled for trial in late July 2016. Legal discovery is largely complete and both sides have conducted numerous depositions. Timing and resolution of this matter is subject to uncertainties inherent in the legal process. Our total litigation costs were approximately $1.1 million in the current quarter, which represents a $0.8 million increase from the year-ago quarter and significantly impacted our current quarter loss of $0.3 million. Excluding litigation costs, the cash portion of our general and administrative expenses totaled approximately $1.0 million for the current quarter, a result of our cost cutting efforts in the past two quarters. Consistent with our focus on cost control, we are finalizing plans to relocate our office to a facility having significantly lower occupancy costs.
Liquidity and Capital Resources
At March 31, 2016, the Company had working capital of $7.9 million. Combined with $10.0 million of availability under our new a senior secured bank facility, this gives us total liquidity of $17.9 million. The Company remains debt-free. We believe that current liquidity combined with expected operating cash flows will be sufficient to fund the Company's capital budget and expected dividend payments for the remainder of calendar year 2016.
Cash Dividend on Common Stock
The Board of Directors declared a cash dividend of $0.05 per share of common stock, which will be paid on June 30, 2016 to common stockholders of record on June 15, 2016. This is the eleventh consecutive payment of cash dividends on common stock, which began at the end of calendar year 2013.
Cash Dividend on Series A Preferred Stock
The Board of Directors declared the May 2016 monthly cash dividend on our perpetual non-convertible 8.5% Series A Cumulative Preferred Stock. The dividend is payable on May 31, 2016 to holders of record at the close of business on May 16, 2016. The payment will be 1/12th of the 8.5% annualized amount, or approximately $0.177083 per share, based on the $25.00 per share liquidation preference.
Expected Tax Treatment of Dividends
Based on our current projections for the fiscal year ending June 30, 2016, we expect both the common stock and preferred stock dividends will be treated as qualified dividend income. We will make a final determination regarding the tax treatment of dividends for the current fiscal year when we report this information to recipients.

Conference Call
As previously announced, Evolution Petroleum will host a conference call on Thursday, May 5, 2016 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-855-327-6837 (United States & Canada), 1-631-891-4304 (International).
To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through May12, 2016 and will be accessible by calling 1-877-870-5176 (United States) or 1-858-384-5517 (Canada and International) and providing the replay passcode of 10001093.
About Evolution Petroleum
Evolution Petroleum Corporation develops petroleum reserves and share-holder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets currently consist of interests in a CO2-EOR project in Louisiana's Delhi Field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com.
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, expense reductions, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Revenues
Crude oil	$5,005,955	$7,052,563	$18,897,572	$18,700,296
Natural gas liquids	597	1,352	2,332	35,354
Natural gas	183	529	1,204	25,787
Artificial lift technology services	100,000	10,245	207,960	16,146
Total revenues	5,106,735	7,064,689	19,109,068	18,777,583
Operating costs
Production costs	2,192,217	3,201,491	7,030,537	6,498,638
Cost of artificial lift technology services	10,933	—	70,932	7,044
Depreciation, depletion and amortization	1,268,800	1,138,502	3,958,644	2,425,609
Accretion of discount on asset retirement obligations	11,695	10,924	34,555	23,697
General and administrative expenses *	2,304,237	1,467,782	6,046,603	4,578,876
Restructuring charges **	—	—	1,257,433	(5,431)
Total operating costs	5,787,882	5,818,699	18,398,704	13,528,433
Income (loss) from operations	(681,147)	1,245,990	710,364	5,249,150
Other
Gain on settled derivative instruments, net	1,795,431	—	3,960,059	—
Gain (loss) on unsettled derivative instruments, net	(1,314,044)	—	119,679	—
Delhi field insurance recovery related to pre-reversion event	—	—	1,074,957	—
Interest and other income	11,851	7,401	23,516	27,826
Interest (expense)	(14,036)	(24,625)	(51,162)	(55,244)
Income (loss) before income taxes	(201,945)	1,228,766	5,837,413	5,221,732
Income tax provision (benefit)	(72,337)	494,180	2,051,521	2,118,218
Net income (loss) attributable to the Company	(129,608)	734,586	3,785,892	3,103,514
Dividends on preferred stock	168,575	168,575	505,726	505,726
Net income (loss) available to common stockholders	$(298,183)	$566,011	$3,280,166	$2,597,788
Earnings (loss) per common share
Basic	$(0.01)	$0.02	$0.10	$0.08
Diluted	$(0.01)	$0.02	$0.10	$0.08
Weighted average number of common shares
Basic	32,879,381	32,861,001	32,779,234	32,789,157
Diluted	32,879,381	32,958,218	32,834,765	32,909,981

 * General and administrative expenses for the three months ended March 31, 2016 and 2015 included non-cash stock-based compensation expense of $277,907 and $227,507, respectively. For the corresponding nine month periods, non-cash stock-based compensation expense was $708,746 and $715,864, respectively.

** Restructuring charges include $569,228 of impairment charges and $59,339 of non-cash stock-based compensation for the nine months ended March 31, 2016.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2016	June 30, 2015
Assets
Current assets
Cash and cash equivalents	$14,006,095	$20,118,757
Receivables	2,411,215	3,122,473
Deferred tax asset	79,114	82,414
Derivative assets, net	9,705	—
Prepaid expenses and other current assets	255,807	369,404
Total current assets	16,761,936	23,693,048
Oil and natural gas property and equipment, net (full-cost method of accounting)	53,649,614	45,186,886
Other property and equipment, net	25,990	276,756
Total property and equipment	53,675,604	45,463,642
Other assets	235,873	726,037
Total assets	$70,673,413	$69,882,727
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,465,412	$8,173,878
Accrued liabilities and other	1,225,772	855,373
Derivative liabilities, net	—	109,974
State and federal income taxes payable	154,627	190,032
Total current liabilities	8,845,811	9,329,257
Long term liabilities
Deferred income taxes	10,839,995	11,242,551
Asset retirement obligations	701,677	715,767
Deferred rent	—	18,575
Total liabilities	20,387,483	21,306,150
Commitments and contingencies (Note 16)
Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at March 31, 2016 and June 30, 2015 with a liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 32,891,925 shares and 32,845,205 as of March 31, 2016 and June 30, 2015, respectively	32,891	32,845
Additional paid-in capital	40,208,677	36,847,289
Retained earnings	10,044,045	11,696,126
Total stockholders’ equity	50,285,930	48,576,577
Total liabilities and stockholders’ equity	$70,673,413	$69,882,727

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income attributable to the Company	$3,785,892	$3,103,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	3,991,055	2,462,087
Impairments included in restructuring charge	569,228	—
Stock-based compensation	708,746	715,864
Stock-based compensation included in restructuring charge	59,339	—
Accretion of discount on asset retirement obligations	34,555	23,697
Settlements of asset retirement obligations	—	(223,565)
Deferred income taxes	(399,256)	937,572
Deferred rent	—	(12,859)
(Gain) on derivative instruments, net	(4,099,759)	—
Write-off of deferred loan costs	50,414	—
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	1,191,207	(1,007,058)
Receivables other	(13,154)	(222,416)
Prepaid expenses and other current assets	20,696	96,627
Accounts payable and accrued expenses	(98,254)	629,760
Income taxes payable	(35,405)	116,343
Net cash provided by operating activities	5,765,304	6,619,566
Cash flows from investing activities
Derivative settlements received	3,513,285	—
Proceeds from asset sales	—	389,166
Capital expenditures for oil and natural gas properties	(12,191,121)	(2,432,424)
Capital expenditures for other property and equipment	(1,876)	(320,936)
Other assets	(161,345)	(183,877)
Net cash used in investing activities	(8,841,057)	(2,548,071)
Cash flows from financing activities
Proceeds from exercise of stock options	51,000	141,600
Cash dividends to preferred stockholders	(505,726)	(505,726)
Cash dividends to common stockholders	(4,932,247)	(8,192,989)
Acquisition of treasury stock	(1,355,880)	(63,556)
Tax benefits related to stock-based compensation	3,727,913	1,063,827
Deferred loan costs	(22,002)	(63,737)
Other	33	67
Net cash used in financing activities	(3,036,909)	(7,620,514)
Net decrease in cash and cash equivalents	(6,112,662)	(3,549,019)
Cash and cash equivalents, beginning of period	20,118,757	23,940,514
Cash and cash equivalents, end of period	$14,006,095	$20,391,495

Supplemental disclosures of cash flow information:	Nine Months Ended March 31,
	2016	2015
Income taxes paid	$480,000	$100,000
Louisiana carryback income tax refund and related interest received	$1,556,999	$—
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	(130,202)	1,877,830
Deferred loan costs charged to oil and gas property costs	107,196	—
Oil and natural gas property costs incurred through recognition of asset retirement obligations	—	573,689
Settlement of accrued treasury stock purchases	(170,283)	—
Royalty rights acquired through non-monetary exchange of patent and trademark assets	108,512	—

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	Variance	Variance %
Oil and gas production:
Crude oil revenues	$5,005,955	$6,565,804	$(1,559,849)	(23.8)%
NGL revenues	597	685	(88)	(12.8)%
Natural gas revenues	183	317	(134)	(42.3)%
Total revenues	$5,006,735	$6,566,806	$(1,560,071)	(23.8)%

Crude oil volumes (Bbl)	166,881	165,847	1,034	0.6%
NGL volumes (Bbl)	47	42	5	11.9%
Natural gas volumes (Mcf)	145	182	(37)	(20.3)%
Equivalent volumes (BOE)	166,952	165,919	1,033	0.6%

Equivalent volumes per day (BOE/D)	1,835	1,803	32	1.8%

Crude oil price per Bbl	$30.00	$39.59	$(9.59)	(24.2)%
NGL price per Bbl	12.70	16.31	(3.61)	(22.1)%
Natural gas price per Mcf	1.26	1.74	(0.48)	(27.6)%
Equivalent price per BOE	$29.99	$39.58	$(9.59)	(24.2)%

Production costs	$2,192,217	$2,244,301	$(52,084)	(2.3)%
Production costs per BOE	$13.13	$13.53	$(0.40)	(3.0)%

Oil and gas DD&A (a)	$1,262,164	$1,254,350	$7,814	0.6%
Oil and gas DD&A per BOE	$7.56	$7.56	$—	—%

Artificial lift technology services:
Services revenues	$100,000	$56,121	$43,879	78.2%
Cost of service	10,933	35,571	(24,638)	(69.3)%
Depreciation and amortization expense	$—	$213,091	$(213,091)	(100.0)%

(a) Excludes depreciation and amortization expense for artificial lift technology services below and $6,636 and $4,130 of other depreciation and amortization expense for the three months ended March 31, 2016, and December 31, 2015, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended March 31,
	2016	2015	Variance	Variance %
Oil and gas production:
Crude oil revenues	$5,005,955	$7,052,563	$(2,046,608)	(29.0)%
NGL revenues	597	1,352	(755)	(55.8)%
Natural gas revenues	183	529	(346)	(65.4)%
Total revenues	$5,006,735	$7,054,444	$(2,047,709)	(29.0)%

Crude oil volumes (Bbl)	166,881	147,906	18,975	12.8%
NGL volumes (Bbl)	47	73	(26)	(35.6)%
Natural gas volumes (Mcf)	145	204	(59)	(28.9)%
Equivalent volumes (BOE)	166,952	148,013	18,939	12.8%

Equivalent volumes per day (BOE/D)	1,835	1,645	190	11.6%

Crude oil price per Bbl	$30.00	$47.68	$(17.68)	(37.1)%
NGL price per Bbl	12.70	18.52	(5.82)	(31.4)%
Natural gas price per Mcf	1.26	2.59	(1.33)	(51.4)%
Equivalent price per BOE	$29.99	$47.66	$(17.67)	(37.1)%

Production costs (a)	$2,192,217	$3,201,491	$(1,009,274)	(31.5)%
Production costs per BOE	$13.13	$21.63	$(8.50)	(39.3)%

Oil and gas DD&A (b)	$1,262,164	$1,099,737	$162,427	14.8%
Oil and gas DD&A per BOE	$7.56	$7.43	$0.13	1.7%

Artificial lift technology services:
Services revenues	$100,000	$10,245	$89,755	876.1%
Cost of service	10,933	—	10,933	n.m.
Depreciation and amortization expense	$—	$34,398	$(34,398)	(100.0)%

n.m. Not meaningful.

(a) Includes workover costs of approximately $0 and $252,000 for the three months ended March 31, 2016 and 2015, respectively.

(b) Excludes depreciation and amortization expense for artificial lift technology services below and $6,636 and $4,367 of other depreciation and amortization expense for the three months ended March 31, 2016 and 2015, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Nine Months Ended March 31,
	2016	2015	Variance	Variance %
Oil and gas production:
Crude oil revenues	$18,897,572	$18,700,296	$197,276	1.1%
NGL revenues	2,332	35,354	(33,022)	(93.4)%
Natural gas revenues	1,204	25,787	(24,583)	(95.3)%
Total revenues	$18,901,108	$18,761,437	$139,671	0.7%

Crude oil volumes (Bbl)	489,644	297,709	191,935	64.5%
NGL volumes (Bbl)	171	1,250	(1,079)	(86.3)%
Natural gas volumes (Mcf)	634	7,587	(6,953)	(91.6)%
Equivalent volumes (BOE)	489,921	300,224	189,697	63.2%

Equivalent volumes per day (BOE/D)	1,782	1,096	686	62.6%

Crude oil price per Bbl	$38.59	$62.81	$(24.22)	(38.6)%
NGL price per Bbl	13.64	28.28	(14.64)	(51.8)%
Natural gas price per Mcf	1.90	3.40	(1.50)	(44.1)%
Equivalent price per BOE	$38.58	$62.49	$(23.91)	(38.3)%

Production costs (a)	$7,030,537	$6,498,638	$531,899	8.2%
Production costs per BOE	$14.35	$21.65	$(7.30)	(33.7)%

Oil and gas DD&A (b)	$3,705,386	$2,061,440	$1,643,946	79.7%
Oil and gas DD&A per BOE	$7.56	$6.87	$0.69	10.0%

Artificial lift technology services:
Services revenues	$207,960	$16,146	$191,814	1,188.0%
Cost of service	70,932	7,044	63,888	907.0%
Depreciation and amortization expense	$238,475	$348,207	$(109,732)	(31.5)%

(a) Includes workover costs of approximately $9,901 and $535,000 for the nine months ended March 31, 2016 and 2015, respectively.

(b) Excludes depreciation and amortization expense for artificial lift technology services below and $14,783 and $15,962 of other depreciation and amortization expense for the nine months ended March 31, 2016 and 2015, respectively.

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